2017 AFI RSU | CASH (NON-US/CHINA)

2017 Long-Term Time-Based Restricted Stock Unit Grant	ARMSTRONG FLOORING, INC. 2500 Columbia Ave., P.O. Box 3025 Lancaster, PA 17604 717.672.9611

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I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	March 7, 2017
Time-Based Restricted Stock Units:	[]

This grant is subject to the terms of the 2016 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant letter and the Terms and Conditions attached as Exhibit A.

Vesting - The Restricted Stock Units will vest in accordance with the following schedule if you remain employed by the Employer through the applicable vesting date, except as described below. The restricted stock units will be paid in cash.

Vesting Date	Time-Based Units Vesting
One year from Date of Grant	33.33%
Two years from Date of Grant	33.33%
Three years from Date of Grant	33.34%

Employment Events
The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
■ Voluntary Resignation	Forfeit all unvested Restricted Stock Units and accrued dividends
■ Termination for Cause	Forfeit all unpaid (vested or unvested) Restricted Stock Units and accrued dividends
■ “55 / 5” Rule Termination (55 years of age or older with 5 years of service) ■ Involuntary Termination
If termination occurs after 10 months following the date of grant, Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment; otherwise unvested Restricted Stock Units and accrued dividends are forfeited

■ Death ■ Long-Term Disability	Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment
■ Involuntary Termination upon or within two years following a Change of Control	Restricted Stock Units and accrued dividends vest in full upon termination of employment

Each Restricted Stock Unit granted is credited to an account maintained for you. You have no ownership or voting rights relative to these Restricted Stock Units. If the Company makes cash dividend payments before the Restricted Stock Units are vested, the value of the dividends will accrue in a non-interest bearing bookkeeping account. You will receive a cash payment for the accrued dividend equivalents based on vesting and payment of the Restricted Stock Units.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the 2016 Long-Term Incentive Plan, the Terms and Conditions or the 2016 Long-Term Incentive Plan, as applicable will govern. Capitalized terms used but not defined in this grant agreement will have the meaning set forth in the 2016 Long-Term Incentive Plan or the Terms and Conditions, as applicable.

Please contact Lisa DeMascola (717-672-7394) if you have questions.

Sincerely,

Donald R. Maier
President and Chief Executive Officer

EXHIBIT A

ARMSTRONG FLOORING, INC.
2016 LONG-TERM INCENTIVE PLAN
TIME-BASED RESTRICTED STOCK UNIT GRANT
TERMS AND CONDITIONS
1.Grant.
(a)    Subject to the terms set forth below, Armstrong Flooring, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the 2017 Long-Term Time-Based Restricted Stock Unit Grant letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is March 7, 2017. The Time-Based Units are Stock Units that relate to common stock of the Company (“Company Stock”) and entitle the Grantee to receive a cash bonus payment from the Grantee’s employer subject to the terms set forth below.
(b)    The Time-Based Units shall be vested and payable in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.
(c)    These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.
2.    Vesting.
(a)    Except as provided in Sections 3 and 4 below, the Time-Based Units shall vest on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on the applicable dates below (each individually, a “Vesting Date”):

Vesting Date	Time-Based Units Vesting
One year from Date of Grant (the “First Vesting Date”)	33.33%
Two years from Date of Grant (the “Second Vesting Date”)	33.33%
Three years from Date of Grant (the “Third Vesting Date”)	33.34%

(b)    The vesting of the Time-Based Units is cumulative, but shall not exceed 100% of the Time-Based Units. If the foregoing schedule or the provisions of Section 3 would produce fractional units, the number of Time-Based Units vesting shall be rounded up to the nearest whole unit, but not in excess of 100% of the Time-Based Units.

3.    Termination of Employment.
(a)    Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Third Vesting Date, the unvested Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.
(b)    Subject to Section 4 below, if, prior to the Third Vesting Date, the Grantee ceases to be employed by the Employer (x) on account of death or Long-Term Disability (as defined below), or (y) after ten months following the Date of Grant, on account of “55 / 5” Rule Termination (as defined below) or Involuntary Termination (as defined below) (each, a “Qualifying Termination”), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units in accordance with this Section 3(b), provided such vesting does not result in a violation of any age discrimination or other applicable law. The pro-rated portion shall be determined by multiplying the number of Time-Based Units by a fraction, the numerator of which is the number of calendar months in the period starting with (i) the first calendar month following the month in which the Date of Grant occurs through (ii) the calendar month in which the Qualifying Termination date occurs, with such final calendar month counting as a full month, and the denominator of which is 36. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 6. The unvested Time-Based Units, if any, shall be forfeited as of the termination date and shall cease to be outstanding.
(c)    If the Grantee ceases to be employed by the Employer on account of Cause (as defined below), any unpaid Time-Based Units (vested or unvested) shall be forfeited as of the termination date and shall cease to be outstanding.
4.    Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Third Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 6.
5.    Definitions. For purposes of these Grant Conditions and the Grant Letter:
(a)    “‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.
(b)    “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.
(c)    “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.
(d)    “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

6.    Payment. When Time-Based Units vest, the Company shall cause the Grantee’s employer to make a cash payment to the Grantee, payable in local currency, equal to the Fair Market Value of the shares of Company Stock underlying the vested Time-Based Units (rounded up to the nearest whole share), subject to applicable withholding for Taxes (as defined below). The Fair Market Value of the shares shall be determined as of the date immediately before the payment date. Payment shall be made within 60 days after the applicable vesting date.
7.    Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.
8.    No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee with respect to the Time-Based Units, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Time-Based Units.
9.    No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
10.    Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.
11.    Withholding Taxes.
(a)    The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Time-Based Units (the “Taxes”).
(b)    Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer

(i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Time-Based Units, including the grant, vesting or settlement of the Time-Based Units and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Time-Based Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.
12.    Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.
13.    Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.
14.    Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan.
15.    Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.
16.    Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.
17.    No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Time-Based Units under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:
(a)    the Plan is established voluntarily by the Company, the grant of the Time-Based Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the Time-Based Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Time-Based Units, or benefits in lieu of them, even if Time-Based Units have been granted repeatedly in the past;

(c)    all decisions with respect to future grants of Time-Based Units, if any, will be at the sole discretion of the Committee;
(d)    the Grantee is voluntarily participating in the Plan;
(e)    the Time-Based Units and any payments thereunder are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;
(f)    the Time-Based Units and any payments thereunder are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the Time-Based Units and payments thereunder are not intended to replace any pension rights or compensation;
(h)    the grant of Time-Based Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(i)    the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Time-Based Units; and
(j)    the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive payment under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Time-Based Units as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
18.    Data Privacy.
(a)    The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(b)    The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, and details of all awards in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).
(c)    The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

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